Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Debora Raymond	JR Reilly
860-547-9613	860-547-9140
debora.raymond@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces Third Quarter Results
Conference call and Webcast to take place today, October 29, 2008, at 5 p.m. EDT.
Hartford, Conn., October 29, 2008 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today reported a third quarter 2008 net loss of $2.6 billion, or $8.74 per diluted share. The Hartford’s net income in the third quarter of 2007 was $851 million, or $2.68 per diluted share. A summary of consolidated financial performance is provided in the table below.

	Quarterly Results
	(in millions except per share data)
	3Q ‘08	3Q ‘07
Net income (loss)	$(2,631)	$851
Net income (loss) per diluted share	$(8.74)	$2.68
Core earnings* (loss)	$(422)	$1,060
Core earnings (loss) per diluted share*	$(1.40)	$3.33
Assets under management*	$384,981	$419,332
Book value per share	$41.80	$60.41
Book value per share (ex. AOCI)*	$55.63	$62.53

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
“This was an extremely difficult quarter for the company. Volatile credit and equity markets and the largest catastrophe in the past three years significantly affected our results,” said Ramani Ayer, The Hartford’s chairman and CEO. “Earlier this month, we took decisive action to fortify our capital by securing a $2.5 billion investment from Allianz. The Hartford is financially strong with the liquidity and capital to meet our commitments to our customers.

2. The Hartford Announces Third Quarter Results
“In the midst of extremely challenging market conditions, we saw successes in several of our businesses. Property and casualty ongoing operations reported a 91.8 accident year combined ratio, before catastrophe losses. This is a very good performance at this point in the cycle. Our group benefits business delivered strong sales and premium growth while maintaining pricing discipline and deposits in mutual funds and retirement plans were very good,” added Ayer.
In the third quarter of 2008, the net realized capital loss was $2.2 billion, after-tax, compared with a net realized capital loss of $212 million, after-tax, in the third quarter of 2007. In addition, third quarter 2008 net income reflected a $932 million after-tax charge related to the company’s revision of its estimates of future gross profits, commonly referred to as a “DAC unlock.” The company reported an after-tax gain of $213 million in the third quarter of 2007 related to the DAC unlock. Estimates of future gross profits are used in the determination of certain asset and liability balances, including deferred acquisition costs (DAC).
REVIEW OF BUSINESS UNIT RESULTS
Property and Casualty Operations
Written premiums for The Hartford’s property and casualty operations in the quarter were $2.6 billion, down 1 percent from the prior year. Property and casualty ongoing operations reported a net loss of $666 million for the third quarter of 2008, including the effect of a $825 million net realized capital loss after-tax. Ongoing operations net income in the third quarter of 2007 was $341 million.
Ongoing operations’ current accident year combined ratio for third quarter, excluding catastrophes, was 91.8 percent, compared with 90.6 percent in the prior year. Current accident year catastrophe losses were 12.7 percent of earned premiums, or $325 million pre-tax, in the third quarter of 2008, compared with 1.2 percent, or $32 million, pre-tax, in the prior year. The increase in 2008 catastrophe losses was largely attributable to Hurricane Ike. In addition, the third quarter of 2008 benefited from 2.8 points, or $70 million, pre-tax, of prior year net reserve releases from ongoing operations, primarily related to small commercial and middle market workers’ compensation business. The third quarter of 2007 included 0.4 points, or $11 million, pre-tax, of prior year net reserve releases.
The Hartford completed its annual environmental reserve evaluation in the third quarter of 2008. The review resulted in the addition of $53 million, pre-tax, to the company’s environmental reserves.
Personal Lines Insurance
Personal lines written premiums for the quarter were $1.0 billion, down 1 percent from the prior year, due in part to planned non-renewals of agency property exposure in Florida. Written premiums in the company’s AARP business increased 2 percent in the third quarter, as this business delivered profitable growth in a competitive market.

3 - The Hartford Announces Third Quarter Results
Personal lines reported a current accident year combined ratio of 88.3 percent, excluding catastrophes, for the third quarter of 2008, compared with 88.7 percent for the third quarter of 2007. The third quarter of 2008 included 17.2 points of current accident year catastrophe losses and 0.9 points of net favorable prior year development.
Small Commercial
Written premiums for small commercial were $652 million for the third quarter, down 2 percent from the prior year. Policies in-force at the end of the quarter grew 3 percent compared to September 30, 2007 driven by effective customer retention initiatives.
Small commercial delivered a current accident year combined ratio of 87.7 percent, excluding catastrophes, for the third quarter of 2008, compared with 88.5 percent for the third quarter of 2007. The third quarter of 2008 included 7.0 points of current accident year catastrophe losses and 6.8 points of net favorable prior year development. The third quarter of 2008 also included 1.3 points of policyholder dividends.
Middle Market
Written premiums for middle market were $555 million for the third quarter of 2008, a decline of 3 percent from the prior year. The lower written premium was driven by mid-single digit written price declines, partially offset by increases in new business and renewal retention. Middle market policies in-force rose 4 percent over the prior year and new business premium increased 19 percent.
The middle market current accident year combined ratio was 98.5 percent, excluding catastrophes, for the third quarter of 2008, compared with 94.5 percent for the third quarter of 2007. The third quarter of 2008 included 11.5 points of current accident year catastrophe losses and net favorable prior year development of 3.2 points. The third quarter also included 0.8 points of policyholder dividends.
Specialty Commercial Insurance
In specialty commercial, written premiums for the quarter were $361 million, an increase of 1 percent over the prior year. Specialty commercial reported a current accident year combined ratio of 98.8 percent, excluding catastrophes, for the third quarter of 2008, compared with 93.5 percent for the third quarter of 2007. The third quarter of 2008 included 12.6 points of current accident year catastrophe losses and net unfavorable prior year development of 0.5 points.
Life Operations
Life operations assets under management at the end of September 2008 were $333 billion, down 9 percent over the last twelve months, largely driven by equity market declines. Life reported a net loss of $1.8 billion, versus net income of $525 million in the prior year. The third quarter of 2008 included a $1.3 billion net realized capital loss and a $941 million charge related to the DAC unlock. The third quarter of 2007 included a $210 million benefit related to the DAC unlock and a $163 million net realized capital loss.

4 - The Hartford Announces Third Quarter Results
INDIVIDUAL MARKETS
Retail Products Group
Total retail products group assets under management were $146.4 billion as of September 30, 2008, compared with $183.8 billion as of September 30, 2007. The decline was primarily driven by equity market depreciation of customer account values. The net loss for the third quarter of 2008 was $822 million and included a charge of $732 million related to the DAC unlock and a net realized capital loss of $283 million.
Variable annuity deposits for the quarter were $1.9 billion, compared to $3.3 billion in the prior year. The decline was due to a decrease in industry-wide sales resulting from volatile equity markets, as well as the competitive product environment. Third quarter 2008 net outflows were $1.5 billion, compared with net outflows of $633 million in the prior year period. Variable annuity assets under management ended the quarter at $92.3 billion, compared with $123.1 billion as of September 30, 2007.
Despite the challenging investment environment, mutual fund deposits remained strong in the third quarter of 2008, growing 7 percent over the prior year to $3.6 billion. Net sales for the quarter were $816 million. Total retail mutual fund assets under management were $40.9 billion as of September 30, 2008, compared to $47.8 billion at September 30, 2007.
Individual Life
Third quarter 2008 sales for individual life were $69 million, the same as the prior year period. Universal life/whole life and term life sales both increased in the quarter while variable life sales declined. Life insurance in-force rose 9 percent over the prior year, with 19 percent growth in term life.
Individual life reported a net loss of $102 million for the third quarter of 2008, including a net realized loss of $111 million and a $44 million charge related to the DAC unlock.
EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management at the end of the third quarter were $43.3 billion, compared with $28.6 billion at September 30, 2007. Total deposits were $2.3 billion in the quarter, up 67 percent from $1.4 billion in the prior year. The increase in assets under management and deposits reflects the effect of recent acquisitions and strong growth in ongoing contributions.
Retirement plans reported a net loss of $160 million for the quarter, including a net realized capital loss of $123 million and a $49 million charge related to the DAC unlock.

5 - The Hartford Announces Third Quarter Results
Group Benefits
Group benefits fully insured sales for the third quarter were $158 million, up 26 percent from the prior year. Robust disability and life sales and strong persistency contributed to fully insured premiums of $1.1 billion for the quarter, up 4 percent from the prior year. According to LIMRA’s second quarter 2008 report, The Hartford retained its number two ranking in group disability and number three ranking in group life, as measured by year-to-date, in-force premium.
Group benefits reported a net loss for the third quarter of 2008 of $186 million, which reflects a net realized capital loss of $287 million.
INTERNATIONAL MARKETS
For the third quarter of 2008, variable annuity deposits in Japan were ¥93.3 billion, or $868 million, down 56 percent on a yen basis from the third quarter of 2007 as a result of weaker market conditions and increasing competition. Net flows for variable annuities were ¥41.2 billion, or $383 million, for the third quarter of 2008.
Total assets under management in Japan were ¥3.7 trillion, or $35 billion, as of September 30, 2008, down 12 percent over the prior year on a yen basis due to market depreciation of customer account values. International operations net loss for the third quarter of 2008 was $107 million, including a $116 million charge related to the DAC unlock and a net realized capital loss of $36 million.
INSTITUTIONAL MARKETS
Institutional deposits for the quarter were $850 million, compared with $4.5 billion in the prior year period. Third quarter 2008 sales were significantly affected by current market conditions. Institutional assets under management were $60.7 billion as of September 30, 2008, compared to $60.5 billion at September 30, 2007. Institutional reported a third quarter 2008 net loss of $393 million, driven by a net realized capital loss of $394 million.
INVESTMENTS
“Our holdings in the financial sector weighed heavily on our investment performance in the quarter,” said Ramani Ayer. “We recently named Greg McGreevey as chief investment officer for the company. Greg and his team are taking a series of actions to stabilize the portfolio and improve its performance over time.”
Net investment income, excluding trading securities, in the third quarter was down 15 percent from the prior year due to lower yields on fixed maturity investments and $101 million of pre-tax losses on limited partnerships and other alternative investments. Limited partnerships and other alternative investments contributed $42 million of pre-tax net investment income in the third quarter of 2007.

6 - The Hartford Announces Third Quarter Results
The net realized capital losses totaled $2.2 billion for the quarter, after-tax and DAC, compared to a loss of $212 million in the third quarter of 2007. Other-than-temporary impairments made up $2.0 billion of the realized capital losses in the quarter. The majority of these impairments were related to the company’s investments in the financial services sector, which was negatively affected by recent market turmoil. The net unrealized loss on available-for-sale securities was $3.8 billion, after-tax and DAC, as of September 30, 2008.
The Hartford’s total investments, excluding trading securities, were $89.8 billion as of September 30, 2008, compared to $94.2 billion in the year ago period. Depressed valuations from widening credit spreads drove the majority of the decline in asset values. The company received a direct investment from Allianz of $2.5 billion, which closed on October 17, 2008. The company believes its current portfolio position and strong underlying operating cash flows provide sufficient liquidity to meet its needs.
2008 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2008 core earnings per diluted share to be between $4.30 and $4.50. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in the fourth quarter of 2008. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2008 guidance assumes the following items:
•	U.S. equity markets produce an annualized return of 9 percent (including stock appreciation and dividends) from the S&P 500 level of 877 on October 24, 2008;

•	A net investment loss from limited partnerships and other alternative investments of $90 million, pre-tax, for the period from October 1, 2008 to December 31, 2008;

•	A pre-tax underwriting loss of $40 million for the period from October 1, 2008 to December 31, 2008 from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	Catastrophe losses of $60 million, pre-tax, for the fourth quarter of 2008;

•	A decrease in core earnings of $185 million to $225 million, after-tax, related to an account value trigger on a Japanese variable annuity product (3Win); and

•	Diluted weighted average shares outstanding of 315 million for full year 2008.
The company’s actual experience in 2008 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-Q Quarterly Reports and 2007 Form 10-K Annual Report, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult

7 - The Hartford Announces Third Quarter Results
to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including environmental claims, and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its third quarter 2008 results in a conference call on Wednesday, October 29, 2008, at 5 p.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the third quarter of 2008, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
The Hartford, a Fortune 100 company, is one of the nation’s largest financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income

8 - The Hartford Announces Third Quarter Results
statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and nine months ended September 30, 2007 and 2008 is set forth in the results by segment table. The 2008 earnings guidance presented in this release is based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and nine months ended September 30, 2007 and 2008 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the third quarter of 2008.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended September 30, 2007 and 2008 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the third quarter of 2008.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2007 and 2008 is set forth in the results by segment table.

9 - The Hartford Announces Third Quarter Results
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the third quarter of 2008.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the potential effect from the legislation and other governmental initiatives taken in response to the current financial crisis; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its

10 - The Hartford Announces Third Quarter Results
products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the amount of statutory capital that the Company has and the Company’s ability to hold sufficient statutory capital to maintain financial strength and credit ratings; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- financial tables to follow –

11 - The Hartford Announces Third Quarter Results
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

LIFE
Retail Products Group [1]	(822)	294	NM	(729)	616	NM
Individual Life	(102)	55	NM	(52)	151	NM

Total Individual Markets Group	(924)	349	NM	(781)	767	NM
Retirement Plans	(160)	4	NM	(134)	54	NM
Group Benefits	(186)	83	NM	(78)	235	NM

Total Employer Markets Group	(346)	87	NM	(212)	289	NM
International [1]	(107)	90	NM	(27)	185	NM
Institutional Solutions Group	(393)	8	NM	(543)	60	NM
Other	(45)	(9)	NM	(73)	(20)	NM

Total Life net income (loss)	(1,815)	525	NM	(1,636)	1,281	NM
Less: Net realized capital losses, after-tax and DAC [2]	(1,274)	(157)	NM	(1,938)	(254)	NM

Total Life core earnings (losses)	(541)	682	NM	302	1,535	(80%)

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations underwriting results
Personal Lines	(45)	78	NM	78	292	(73%)
Small Commercial	82	119	(31%)	270	304	(11%)
Middle Market	(38)	22	NM	14	89	(84%)
Specialty Commercial	(43)	6	NM	20	50	(60%)

Total Ongoing Operations underwriting results	(44)	225	NM	382	735	(48%)
Net servicing income	14	16	(13%)	21	41	(49%)
Net investment income	285	346	(18%)	929	1,082	(14%)
Net realized capital losses	(1,268)	(72)	NM	(1,455)	(73)	NM
Other expenses	(58)	(63)	8%	(180)	(179)	(1%)
Income tax (expense) benefit	405	(111)	NM	195	(452)	NM

Ongoing Operations net income (loss)	(666)	341	NM	(108)	1,154	NM

Other Operations
Other Operations net income (loss)	(108)	12	NM	(91)	4	NM

Total Property & Casualty net income (loss)	(774)	353	NM	(199)	1,158	NM
Less: Net realized capital losses, after-tax [2]	(930)	(52)	NM	(1,064)	(57)	NM

Total Property & Casualty core earnings	156	405	(61%)	865	1,215	(29%)

CORPORATE
Total Corporate net loss	(42)	(27)	(56%)	(108)	(85)	(27%)

CONSOLIDATED

Net income (loss)	(2,631)	851	NM	(1,943)	2,354	NM
Less: Net realized capital losses, after-tax and DAC [2]	(2,209)	(209)	NM	(3,009)	(313)	NM

Core earnings (losses)	$(422)	$1,060	NM	$1,066	$2,667	(60%)

PER SHARE DATA
Diluted earnings per share
Net income	$(8.74)	$2.68	NM	$(6.29)	$7.35	NM
Core earnings	$(1.40)	$3.33	NM	$3.44	$8.33	(59%)
Book value per share
Book value per share (including AOCI)	$41.80	$60.41	(31%)
Per share impact of AOCI	$(13.83)	$(2.12)	NM
Book value per share (excluding AOCI)	$55.63	$62.53	(11%)

[1]	For the nine months ended September 30, 2008, the transition impact related to the SFAS 157 adoption was a reduction in net income of $209 and $11 for Retail and International, respectively.

[2]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

12 - The Hartford Announces Third Quarter Results
Effects of Revised Estimates of Future Gross Profits (“DAC Unlock”)
On Third Quarter 2008 Results
($ in millions, after-tax)

Benefit/(Loss)
Life
Retail Products Group
Individual Annuity	$(721)
Other Retail	(1)

Total Retail Products Group	(722)
Individual Life	(37)

Total Individual Markets Group	(759)
Retirement Plans	(48)
Group Benefits	—

Total Employer Markets Group	(48)
International	(125)
Institutional Solutions Group	—

Total Life core losses [1]	(932)
Corporate core earnings[2]	9

Total core losses	(923)
Add: Impact of net realized capital losses [3]	(9)

Net loss	$(932)

[1]	In Life operations, estimated gross profits are used in the determination of the deferred acquisition cost asset for certain products, sales inducement assets, unearned revenue reserves and guaranteed minimum death and income benefits reserves.

[2]	In Corporate, revisions to estimated gross profits affect the purchase accounting adjustments made in connection with The Hartford’s buyback of Hartford Life, Inc. shares in July 2000.

[3]	Revisions to estimated gross profits impact the DAC amortization related to realized capital gains and losses that are not included in core earnings.

13 – The Hartford Announces Third Quarter Financial Results
The Hartford
Fourth Quarter Guidance
Full Year 2008 Core Earnings Per Diluted Share of $4.30 - $4.50

	Full Year 2008 Written Premium	Full Year 2008
Property and Casualty	Compared to 2007	Combined Ratio*
Ongoing Operations	(3%) – (1%)	89.5% -91.5%

Personal Lines	(2%) – flat	87.5% -89.5%
Auto	(2%) – flat
Homeowners	(2%) – flat

Small Commercial	(2.5%) – (0.5%)	84.0% -86.0%

Middle Market	(5%) – (3%)	95.5% -97.5%

Specialty Commercial	(6%) – (4%)	96.5% - 98.5%

*	Excludes catastrophes and prior year development

Life	Deposits	Net Flows	4Q08 Core Earnings ROA
U.S. Individual Annuity			Individual Annuity
4Q08 – Variable Annuity	$1.3 - $1.8 Billion	$(2.5) - $(1.8) Billion	58-60 bps
4Q08 – Fixed Annuity	$300 - $500 Million	$(200) - $200 Million
Japan Annuity			Japan Operations
4Q08 Variable Annuity	¥30 - ¥70 Billion	¥(350) - ¥(250) Billion*	50-60 bps**
at ¥100/$1 exchange	$0.3 - $0.7 Billion	$(3.5) - $(2.5) Billion*

*	Includes estimated outflows of ¥300 billion, or $3 billion from the 3Win product

**	Excludes a decrease in core earnings of $185-$225 million, after tax ,related to an account value trigger on the company’s 3Win product

Other Retail
Retail Mutual Funds
4Q08	$2.5 - $3.3 Billion	$(1.8) - $(1.3) Billion	10-12 bps
Retirement Plans
4Q08	$2.0 - $2.4 Billion	$250 - $750 Million	13-15 bps
Institutional Solutions Group
4Q08	$0.5 - $1.5 Billion	$(0.5) - $0.5 Billion	10-12 bps

Full Year
Group Benefits
Fully Insured Premiums*	$4.3 - $4.4 Billion
Loss Ratio**	71% -74%
Expense Ratio**	26% - 28%
After-tax Margin***	7.0% - 7.3%

*	Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

**	Guidance for loss ratio and expense ratio excludes buyout premiums.

***	Guidance for after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Full Year
Individual Life
Inforce Growth	8% - 9%
After-tax Margin*	14% - 15%

*	Guidance for after-tax margin is core earnings divided by total core revenue.